Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)           Registration Statement (Form F-3 No. 333-159212,  as amended) of Excel Maritime Carriers Ltd.,

(2)           Registration Statement (Form F-3 No. 333-159213, as amended) of Excel Maritime Carriers Ltd., and

(3)           Registration Statement (Form F-3 No. 333-168568, as amended) of Excel Maritime Carriers  Ltd.

of our reports dated March 30, 2012, with respect to the consolidated financial statements of Excel Maritime Carriers Ltd. and the effectiveness of internal control over financial reporting of Excel Maritime Carriers Ltd. included in this Annual Report (Form 20-F) of Excel Maritime Carriers Ltd. for the year ended December 31, 2011.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.
March 30, 2012
Athens, Greece